Exhibit 10.1
SETTLEMENT AGREEMENT
This Settlement Agreement is made and entered into by and between AbitibiBowater Inc., a Delaware corporation, and its Canadian subsidiaries Abitibi-Consolidated Company of Canada, Abitibi-Consolidated Inc. and AbitibiBowater Canada Inc. (collectively “AbitibiBowater”), and Her Majesty the Queen in Right of Canada (“the Government of Canada”). AbitibiBowater and the Government of Canada are hereinafter referred to collectively as the “Parties”.
WHEREAS, on 16 December 2008, the Government of Newfoundland and Labrador (the “Province”) passed An Act to Return to the Crown Certain Rights Relating to Timber and Water use Vested in Abitibi-Consolidated and to Expropriate Assets and Lands Associated with the Generation of Electricity Enabled by Those Water Use Rights (the “Act”);
WHEREAS, on 16 April 2009, AbitibiBowater Inc. and certain of its U.S. and Canadian subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”) for relief under the provisions of Chapter 11 of the United States Bankruptcy Code, as amended (the “Chapter 11 Bankruptcy Proceedings”);
WHEREAS, on 17 April 2009, certain of AbitibiBowater Inc.’s Canadian subsidiaries also sought creditor protection under the Companies’ Creditors Arrangement Act with the Superior Court of Quebec in Canada (the “CCAA Proceedings”);
WHEREAS AbitibiBowater is currently finalizing its restructuring process under the Chapter 11 Bankruptcy Proceedings and the CCAA Proceedings and intends to continue operations in Canada under a new corporate structure (the “New Company”);
WHEREAS, on 25 February 2010, AbitibiBowater Inc. served a Notice of Arbitration and Statement of Claim (the “Notice of Arbitration”) on the Government of Canada, pursuant to Articles 1116, 1117 and 1120 of the North American Free Trade Agreement (“NAFTA”) and Articles 3 and 18 of the Arbitration Rules of the United Nations Commission on International Trade Law (the “UNCITRAL Rules”), on its own behalf and on behalf of Abitibi-Consolidated Company of Canada, Abitibi-Consolidated Inc. and AbitibiBowater Canada Inc., seeking compensation under NAFTA Chapter 11 for damages arising out of the Act (the “Claims”);

WHEREAS, the Parties wish finally and irrevocably to settle the Claims;
NOW, THEREFORE, in consideration of the mutual promises, undertakings and representations contained in this Settlement Agreement, the Parties agree as follows:
1.	AbitibiBowater Inc. hereby irrevocably and permanently withdraws its Notice of Arbitration served against the Government of Canada.

2.	AbitibiBowater Inc. hereby releases and forever discharges the Government of Canada from the Claims.

3.	AbitibiBowater, or any successor company, hereby waives any right to bring a NAFTA Chapter 11 claim against the Government of Canada for any loss arising out of the Act.

4.
AbitibiBowater, or any successor company, shall indemnify and hold harmless the Government of Canada against any claim, action or proceeding that itself, its subsidiaries, parents, predecessors, successors or assigns, have initiated or may initiate against the Government of Canada relating to the Act. Nothing in this indemnification shall be interpreted as extending to any rights or claims of AbitibiBowater’s partners in the Star Lake Hydro Partnership and the Exploits River Hydro Partnership and/or of lenders or creditors to those projects.

5.
As consideration for the above-cited final settlement and waiver of any and all legal action by AbitibiBowater against the Government of Canada arising out of or related to the Act and/or claims by AbitibiBowater against the Government of Canada relating to the assets and rights cited therein, including those raised in the Notice of Arbitration, the Government of Canada shall make a payment of $130 million (CAD), following the constitution of the New Company, representing not more than the fair market value of the rights and assets owned by AbitibiBowater expropriated under the Act. Payment made under this Settlement Agreement shall be made to the New Company.

6.
This Settlement Agreement is conditional upon AbitibiBowater obtaining the approval of its terms by the Superior Court of Quebec in the CCAA Proceedings and by the U.S. Court in the Chapter 11 Bankruptcy Proceedings and court approval of AbitibiBowater’s restructuring plan. AbitibiBowater shall apply for such approvals promptly. Should

AbitibiBowater fail to obtain the approvals referred to in this paragraph 6, this Agreement shall become null and void and AbitibiBowater shall retain the full benefit of the Claims.

7.
This Settlement Agreement shall not constitute a legal precedent for any person, and shall not be used except for the sole purpose of giving effect to its terms, and shall not prejudice or affect the rights or defenses of the Parties or the rights of any other person except to the extent provided herein.

8.
The Parties agree each to bear their own legal costs and expenses and to pay in equal shares the fees and expenses of the Arbitral Tribunal constituted under NAFTA Chapter 11 to hear the dispute between the Parties and of the International Centre for the Settlement of Investment Disputes, incurred as of the date of signature of this Settlement Agreement.

9.
The Parties agree jointly to request the incorporation in full of this Settlement Agreement in the form of a Consent Award, pursuant to NAFTA Article 1136 and Article 34(1) of the UNCITRAL Rules, to be issued by the Arbitral Tribunal constituted under NAFTA Chapter 11 to hear the dispute between the Parties, which will result in the formal and permanent discontinuance and termination of the NAFTA Chapter 11 arbitration proceedings commenced by AbitibiBowater with the filing of its Notice of Arbitration.

10.	In accordance with NAFTA Annex 1137.4, the Parties agree to the publication of this Settlement Agreement and the resulting Consent Award.

11.
The Parties shall communicate and cooperate with each other prior to any public disclosure of the transactions contemplated in this Agreement. If one party is required by law or the rules and regulations of any stock exchange upon which its securities are listed to disclose the content of this Agreement, then it shall consult with the other party and allow it to comment on the proposed communication prior to its issuance.

12.
For the purpose of construction and interpretation of this Settlement Agreement the entire agreement shall be read and construed as a whole without giving any specific effect to any article separately.

13.
This Settlement Agreement shall be executed in three original copies in counterparts, one original for each Party and one original for the Arbitral Tribunal, and shall take effect upon the court approval referred to in paragraph 6 being obtained and all relevant appeal periods for such approvals having lapsed, and the New Company being constituted.

14.	This Settlement Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and such rules of international law as may be applicable.
IN WITNESS WHEREOF, the Parties have executed and delivered this Settlement Agreement on August 24, 2010.

AbitibiBowater Inc.		The Government of Canada

By:	/s/ David J. Paterson	By:	/s/ Louis Levesque

Title:	President and CEO	Title:	Deputy Minister of International Trade

Dated:	August 23, 2010	Dated:	August 24, 2010

Abitibi-Consolidated Company of Canada

By:	/s/ David J. Paterson

Title:	President

Dated:	August 23, 2010

Abitibi-Consolidated Inc.

By:	/s/ David J. Paterson

Title:	President

Dated:	August 23, 2010

AbitibiBowater Canada Inc.

By:	/s/ David J. Paterson

Title:	President

Dated:	August 23, 2010